Exhibit 10.1

December 26, 2012

Ronald Kochman
369 Frankel Blvd
Merrick, NY 11566

Dear Ron:

We are pleased to offer you continued employment with Volt Information Sciences, Inc. (“Volt” or the “Company”) under the terms and conditions set forth below in this letter agreement (“Agreement”).  Such terms and conditions will be deemed to have taken effect on May 1, 2012 and, as of that date, your prior Employment Agreement with the Company, dated as of April 2, 2012, will be deemed to have terminated, and shall be of no force or effect.

1.	Position
You will continue to be employed as Volt’s President and Chief Executive Officer (“CEO”), reporting to the Company’s Board of Directors (the “Board").

2.	Duties and Responsibilities

You will devote your full business time and attention to the responsibilities of the position of CEO, and will perform such additional duties for Volt and its affiliates as the Board may direct and as are required in such position.  You agree that you will be subject to and comply with all Volt policies, procedures and rules, as now existing or as subsequently adopted, modified or supplemented by the Company.  You further agree that you will comply with all applicable laws, rules and regulations governing your business and conduct.

3.	Definitions

3.1  “Cause” means: (a) embezzlement by you; (b) misappropriation by you of funds of the Company; (c) your conviction of, plea of guilty to or plea of nolo contendere to a felony; (d) your commission of any act of dishonesty, deceit, or fraud which causes material economic harm to the Company; (e) a material breach by you of any provision of this Agreement; (f) a willful failure by you to substantially perform your duties; (g) a willful breach by you of a fiduciary duty owed to the Company; or (h) a significant violation by you of any rule, policy or procedure of the Company, or any contractual, statutory or common law duties owed to the Company.

3.2  “Change of Control” means: (a) a “person,” or “group” within the meaning of 13(d) of the Securities Exchange Act of 1934 (other than a "person" or "group" consisting solely of descendants of Edward Shaw, their spouses and trusts or other persons formed primarily for their benefit) becomes a “beneficial owner,” as such term is used in Rule 13d-3 promulgated under that Act, of 50% or more of the outstanding common stock of Company; (b)  the majority of the Board of Directors of the Company consists of individuals other than “incumbent” directors, which term means the members of the Board of Directors on the date you execute this Agreement; provided that any person becoming a director subsequent to such date whose election or nomination for election was supported by two-thirds of the directors who then comprised the incumbent directors will be considered to be an incumbent director; (c) the Company adopts any plan of liquidation providing for the distribution of all or substantially all of its assets; (d) all or substantially all of the assets or business of Company are disposed of pursuant to a merger, consolidation or other transaction (unless the stockholders of Company immediately prior to such merger, consolidation or other transaction beneficially own, directly or indirectly, in substantially the same proportion as they owned the voting stock of Company immediately prior to such merger, consolidation or other transaction, all of the voting stock or other ownership interests of the entity or entities, if any, that succeed to the business of Company); or (e) the Company combines with another company and is the surviving corporation but, immediately after the combination, the stockholders of Company immediately prior to the combination hold, directly or indirectly, less than 50% of the voting stock of the combined company (there being excluded from the number of shares held by such stockholders, but not from the voting stock of the combined company, any shares received by affiliates of such other company in exchange for stock of such other company).

3.3  “Good Reason” means the occurrence of any of the following events which continues uncured for a period of not less thirty (30) days following written notice given by you to the Company within ninety (90) days following the occurrence of such event, unless you specifically agree in writing that such event shall not be Good Reason:  (a) a material office relocation that increases your daily commute by 50 or more miles, (b) a material reduction in your duties, (c) an assignment of any duties inconsistent with your position as President and CEO (including status, offices, titles and reporting requirements), authority, duties or responsibilities as contemplated by this Agreement, (d) a reduction in the overall level of your compensation or benefits as provided herein, unless such reduction is part of a general reduction applicable to all or substantially all senior executives of Volt,  (e) a breach of this Agreement by the Company, (f) your removal from the Company’s Board of Directors, or (g) your resignation based upon written mutual agreement by you and Volt’s Board.

4.	Compensation

Your compensation will be composed of the elements set forth below in Paragraphs 4.1, 4.2, 4.3, 4.4 and 4.5.  All elements of your compensation and any other payments set forth in this Agreement shall be paid according to the Company’s normal payroll practices, less all required withholdings and deductions.  You acknowledge and agree that the Company shall have authority to recover any compensation you have received that is required to be recovered by the Sarbanes-Oxley Act of 2002, the Dodd-Frank Act of 2010, or any rules or regulations promulgated in connection therewith.

4.1 Salary

You will receive a salary at the rate of $575,000 per year.  Your salary may be reviewed and adjusted upward by the Company from time to time, but will not be reduced other than as part of a general reduction applicable to all or substantially all senior executives of Volt.

4.2 Bonuses

4.2(a)  Fiscal Year 2012 Bonus.  You have received, and acknowledge receipt of a discretionary bonus in the amount of $287,500.00, which was granted by the Compensation Committee of the Board (the “Compensation Committee”) in recognition of your performance during 2012 (the “Fiscal Year 2012 Bonus”).  You acknowledge that the Fiscal Year 2012 Bonus is in the place and stead of any bonus to which you may have been entitled under your prior Employment Agreement.

4.2(b)  Fiscal Year 2013 Bonus.  You will be eligible to earn an annual bonus award with a target amount of your annual salary during the Company’s fiscal year ending October 27, 2013 (the "Fiscal Year 2013 Bonus").  The criteria for the Fiscal Year 2013 Bonus will be separately developed by the Compensation Committee and documented but will require that you are continuously employed by Volt through the date of fulfillment of any applicable requirements.  If earned, the Fiscal Year 2013 Bonus will be payable in a lump sum within 30 days after being earned, again provided that you are employed by Volt on the last day of the respective performance period or the date of fulfillment of any applicable requirements.

4.3 Long-Term Incentive Award for 2012 Fiscal Year

Provided that you remain employed by Volt on the dates each installment is to be paid or vest as outlined below, you will receive an incentive award comprised of $270,000 in cash and 40,000 shares of restricted Volt common stock (the “2012 LTI Award”).  This award by the Compensation Committee is in recognition of your performance during 2012. The cash portion of the 2012 LTI Award will be payable in equal installments on each of the following dates:  (a) 100 days after the end of Volt’s 2012 fiscal year, (b) October 30, 2013, and (c) October 30, 2014, provided that you remain employed by Volt on each of those dates, although all amounts shall be payable immediately in the event that, within ninety (90) days following a Change of Control, the Company terminates your employment without Cause or you resign for Good Reason.  The restricted common stock portion of the award will vest in equal installments on each of 100 days after the end of Volt’s 2012 fiscal year, October 30, 2013, and October 30, 2014, provided that you remain employed by Volt on each of the vesting dates, although all stock shall vest immediately in the event that, within ninety (90) days following a Change of Control, the Company terminates your employment without Cause or you resign for Good Reason. Any award of stock will be subject to the terms and conditions customarily applicable to restricted stock awards by Volt and will be based on the closing price of a share of Volt common stock on the grant date.

4.4 Long-Term Incentive Award for 2013 Fiscal Year

Provided that you have been continuously employed by Volt through November 3, 2013, and contingent on your achievement of reasonable, pre-established and objective goals and targets determined by the Compensation Committee and communicated to you no later than January 15, 2013, you will receive an incentive award with a target amount of $270,000.00 in cash and 40,000 shares of restricted Volt common stock (the “2013 LTI Award”).  Such goals and targets will be separately determined and documented.  The allocation of the 2013 LTI Award will be approved by the Compensation Committee no later than November 3, 2013; such approval date shall be the grant date for any amount payable in restricted common stock.  If cash is awarded, it will be payable in equal amounts on each of the following dates: (a) fifteen days after the filing date with the SEC of the 2013 Form 10K by Volt, (b) October 30, 2014, and (c) October 30, 2015, provided that you remain employed by Volt on each of those dates, although all amounts shall be payable immediately in the event that, within ninety (90) days following a Change of Control, the Company terminates your employment without Cause or you resign for Good Reason. If any restricted common stock is awarded, the stock will vest in equal amounts on the following dates: (a) fifteen days after the filing date with the SEC of the 2013 Form 10K by Volt, (b) October 30, 2014, and (c) October 30, 2015, provided that you remain employed by Volt on each of the vesting dates, although all stock shall vest immediately in the event that, within ninety (90) days following a Change of Control, the Company terminates your employment without Cause or you resign for Good Reason.  Any award of stock will be subject to the terms and conditions customarily applicable to restricted stock awards by Volt and will be based on the closing price of a share of Volt common stock on the grant date.

4.5  Additional Target Annual Bonuses and Long-Term Incentive Awards.   You will be eligible to earn target annual bonuses (the “Target Annual Bonuses”) and long-term incentive awards for Volt’s 2014 fiscal year and beyond. The target amounts for these Target Annual Bonuses and incentive awards will be established prior to the start of the fiscal year by the Compensation Committee.  Actual awards will be based on achievement of goals mutually agreed by you and the Compensation Committee and will require that you are continuously employed by Volt through the date of achievement of the goals.

5.	Benefits

You will continue to be eligible to participate in the Company’s employee benefits plans and programs generally available to similarly situated employees at the Company, subject to the eligibility requirements, terms and conditions of such plans and programs.  Such plans and programs are subject to change or termination by the Company at any time in the Company’s sole discretion, provided that the Company will not change or terminate any of such employee benefits plans or programs that are deemed deferred compensation subject to Section 409A of the Internal Revenue Code of 1986, as amended (the “Code”), in a manner that would result in liability under Section 409A of the Code.

5.1 Paid Vacation and Sick Leave
You shall accrue paid time off for vacation time and sick leave in accordance with Volt’s policies and applicable law. Vacation shall be scheduled at mutually agreeable times.

5.2 Business Expenses

Volt will reimburse you for reasonable and necessary business expenses incurred in connection with the Company’s business, including travel expenses, food and lodging while away from home, subject to such policies as Volt may from time to time establish for its employees, provided that all such reimbursements shall comply with Section 409A of the Code.

6.	Termination; Compensation on Termination

Your employment is “at-will,” which means that, so long as any required notice is given consistent with this Paragraph 6, you are free to resign your employment at any time, with or without Good Reason, and Volt is free to terminate your employment any time, whether or not for Cause.  The term “Termination Date” shall mean the effective date of termination of employment with Volt.

6.1 Termination by You with or without Good Reason

You may terminate your employment with Volt at any time with or without Good Reason upon sixty (60) days’ advance written notice to the Company (provided that the Company’s Board may shorten such notice period in its sole discretion), during which notice period you will continue to be an employee of Volt.  If your termination is for Good Reason, the written notice must set forth the grounds upon which your termination for Good Reason is based and must be received by the Company within 14 days after the expiration of the Company’s thirty (30)-day right to cure the Good Reason event.  During the notice period, Volt, in its sole discretion, may or may not require you to continue to report to work and may assign you all, some or none of your regular duties.  During the notice period, Volt will continue to pay you your salary, less all applicable withholdings and deductions, provided that you continue to perform your job duties and responsibilities, if so required, and otherwise comply with all obligations and loyalties owed to Volt as your employer.

6.2 Upon Death
In the event of your death during the term of this Agreement, the Termination Date shall be the last day of the month in which death occurs.

6.3 Termination Due To Disability

Volt may terminate your employment because of your disability by delivering at least thirty (30) days’ prior written notice stating the Termination Date. Volt’s decision to terminate shall be based on its determination that you are unable as result of physical or mental illness to perform the essential functions of your position, despite reasonable accommodation, for an aggregate of ninety (90) days during any period of one hundred eighty (180) consecutive days (unless a longer period is required by law, in which case the longer period would apply). Such determination shall be based on evidence from a competent health care provider obtained with your cooperation, and shall take into consideration any reasonable accommodation that the Company may provide without undue hardship, and any other considerations required by law.

6.4 Termination by Volt

Volt may terminate your employment at any time, whether or not for Cause.  If termination is without Cause, Volt must provide at least sixty (60) days’ prior written notice stating the Termination Date.  During the period between the delivery of the notice of termination and the Termination Date, your employment shall continue and you shall otherwise comply with all obligations and loyalties owed to Volt as your employer.  During this notice period, Volt, in its sole discretion, may or may not require you to continue to report to work and may assign to you all, some or none of your regular duties.  During the notice period, Volt will continue to pay your salary, less all applicable withholdings and deductions.  If termination is for Cause, Volt must provide written notice stating the basis of the Cause termination and the subsection(s) of Paragraph 3.1 upon which Volt is relying, as well as the Termination Date.  You will have 30 days to cure any claimed breach, failure or violation under Paragraphs 3.1(e), 3.1(f) or 3.1(h) above after written notice has been provided to you by the Company, but termination for a violation of paragraphs 3.1(a), 3.1(b), 3.1(c), 3.1(d), or 3.1(g) above shall be effective immediately.  If requested, you shall participate in an exit interview as the Company may designate.

6.5 Payment of Accrued Salary and Vested Benefits upon Termination

On the next payroll date following the Termination Date (or sooner if required by law), you (or your estate or other legal designee) will be paid (a) all accrued salary through the Termination Date; and (b) payment for any unused accrued vacation, consistent with applicable law.  Any business expenses submitted for reimbursement under Paragraph 5.2 will be paid no later than 60 days after the Termination Date. Upon termination of employment, you will also be entitled to receive any vested benefits, consistent with the applicable plan; however, upon termination of your employment, you will have no rights to any unvested benefits, unearned salary under Paragraph 4.1, or any other compensation or payments after the Termination Date except as set forth in this Agreement.

6.6 Severance Benefits In the Event Of Termination without Cause or Resignation for Good Reason

In addition to the rights to payment upon termination set forth in Paragraph 6.5, if your employment under this Agreement is terminated by Volt without Cause or by you for Good Reason, and subject to your executing a general release and waiver of rights, which shall include a release of any and all legal claims against the Company and its officers, directors, and affiliates (“General Release”), Volt will: (a) continue to pay you your salary, and provide you such medical benefits in which you participate on the Termination Date, or their equivalent, for a period of twenty-four (24) months following the Termination Date, and (b) pay you the Fiscal Year 2013 Bonus (if the Termination Date falls within Fiscal Year 2013) or the Target Annual Bonus for the year of termination, based on the achievement of your actual performance criteria for such year (but in no event greater than your Target Annual Bonus amount for the year of termination), pro-rated for the number of days actually worked by you in such year of termination divided by 365 days and payable when the Bonus would otherwise be payable (parts (a) and (b) collectively referred to as the “Severance Benefits”).  Such medical benefits may, at Volt’s option, be provided through reimbursement of the premiums you incur to continue coverage under the Company’s medical plans pursuant to COBRA, and/or the cost you incur to obtain such benefits through other means.  The Severance Benefits will be paid to you in accordance with Volt’s customary payroll cycles and procedures, subject to your execution of the General Release.  Any reimbursement of expenses you incur to continue medical coverage by means other than COBRA that is taxable to you will be paid to you in all events on or before the last day of your taxable year following the taxable year in which such expense was incurred.  No such payment is subject to liquidation or exchange for another benefit and the amount of such expenses that may be covered by such payments in one taxable year will not affect the amount of such expenses that may be covered by such payments in any other taxable year.  Notwithstanding anything to the contrary in this Paragraph 6.6, if you breach any of the provisions in Paragraphs 8 or 9, all payments of the Severance Benefits will cease.

7.	Representation and Warranties

As a condition of your continued employment with the Company, you represent and warrant that you are legally authorized to perform the services contemplated by this Agreement; that you are not a party to any agreement or instrument with any third party which would prohibit you from entering into or performing the services contemplated by this Agreement; and that you will not bring with you to the Company, or use, any confidential information or trade secrets belonging to any prior employer.

8.	Confidential Information

You agree that for the period of your employment with the Company and thereafter, you will not, except as required for the performance of your duties with the Company, disclose or use, or enable any third party to disclose or use, any Confidential Information (as defined below) of the Company or its affiliates.  You may not take or replicate Confidential Information for your personal benefit or for the benefit of a third party unrelated to the Company, including, but not limited to, saving a copy of Confidential Information on a non-Company computer, USB flash drive, zip drive, or otherwise, without the Company’s prior written approval.  You further agree that all information, including, without limitation, all Confidential Information, you develop or discover in connection with the performance of your duties is the sole and exclusive property of the Company, and you hereby assign to the Company all of your right, title and interest in and to same.  “Confidential Information” means all trade secrets, data and other information relating to the operations of the Company and its affiliates, whether in hard copy, electronic format or communicated orally, that you acquire through your employment with the Company, or that the Company or its affiliates  treats as confidential through its policies, procedures and/or practices.  Confidential Information is limited to information which is not generally known to the public, and includes information which you know the Company does not intend to be made public.  Examples of Confidential Information include, but are not limited to: information concerning the Company’s operations, methods, technology, software, developments, inventions, accounting and legal and regulatory affairs; information concerning the Company’s sales, marketing, servicing, bidding, product development and investment activities and strategies; information concerning the identity, addresses, telephone numbers, email addresses, needs, business plans and creditworthiness of the Company’s past, present and prospective customers and clients; information concerning the terms on which the Company provides products and services to such past, present and prospective customers and clients; information concerning the Company’s pricing strategies for its products and services; information concerning the Company’s finances, financing methods, credit and acquisition or disposition plans and strategies; to the extent permitted by law, information concerning the employment and compensation of the Company’s employees; and disclosure of Confidential Information to another Company employee other than as required for you and such other Company employee to perform your duties for the Company.  This provision does not restrict you from providing information as required by a court or governmental agency with appropriate jurisdiction; however, in the event you are so required, you agree that you will give the Company immediate written notice of such disclosure requirement in order to allow the Company the opportunity to respond to such request.

9.	Restrictive Covenants

You acknowledge that the Company’s relationships with its customers, clients, and employees are extremely valuable and are the result of the investment of substantial time, resources and effort in developing, servicing and maintaining such relationships, and that, during your employment, you will be provided with and/or have access to Confidential Information, including without limitation, confidential and proprietary information concerning such relationships and the Company’s operations. In consideration for your employment and for the Company providing to you such confidential and proprietary information, you agree that while you are employed with the Company, including any notice period, and for one (1) year following the Termination Date, regardless of the reason for termination:

9.1 Non Competition

You will not, directly or indirectly, engage in, own or control any interest in, or act as an officer, director, partner, employee of, or consultant or advisor to, any firm, institution or other entity directly or indirectly engaged in a business that is substantially similar to that in which you were engaged during your employment with the Company or which competes with the Company or any of its affiliates, within the geographical area that is co-extensive with the scope of your responsibilities for the Company or any of its affiliates during the last twelve months of your employment with the Company.  Notwithstanding the foregoing, it will not be a violation of this Paragraph 9.1 for you to directly or indirectly own less than two percent (2%) of the outstanding public equity or debt of a publicly owned corporation engaged in the same or similar business to that of the Company or its affiliates, provided that you are not in a control position with respect to such corporation.  In the event that you terminate your employment and provide the notice required under Paragraph 6.1, Volt agrees that it will reasonably consider in good faith your written request to release you from the Non-Competition obligation in this Paragraph 9.1

9.2 Non Solicitation of Employees

You will not, directly or indirectly, recruit or hire any current employee of the Company or its affiliates, or otherwise attempt to induce such employee to leave the employment of the Company or its affiliates, to become an employee of or otherwise be associated with you or any company or business with which you are or may become associated.

9.3 Non Solicitation of and Non-Interference with Clients or Customers

You will not, on your own behalf or on behalf of any other business entity, directly or indirectly, solicit or accept in competition with Volt the business of any existing or prospective client or customer of the Company or its affiliates with whom you had Material Contact during your employment with Volt. For purposes of this Agreement, “Material Contact” means, during your employment with Volt, personal contact or the supervision of the efforts of those who had personal contact with an existing or prospective client or customer in an effort to create, expand or further a business relationship between the Company and such existing or prospective client or customer.

9.4 Acknowledgement

You agree that this Agreement provides special and sufficient consideration for your covenants in this Paragraph 9 and its subparagraphs, and that the restrictions on non-competition and non-solicitation are reasonable in terms of duration, scope and subject matter, and are no more than that which is reasonably required for the protection of the Company’s business and Confidential Information.

10.	Inventions

All discoveries, ideas, creations, inventions and properties (collectively, “Discoveries”), written or oral, which you (a) create, conceive, discover, develop, invent or use during your employment with the Company, whether or not created, conceived, discovered, developed or invented during regular working hours, or which are (b) created conceived, discovered, developed invented or used by the Company or its affiliates, whether or not in connection with your employment with the Company, will be the sole and absolute property of the Company and the Company’s applicable affiliate for any and all purposes whatsoever, in perpetuity.  You will not have, and will not claim to have, any right, title or interest of any kind or nature whatsoever in or to any such Discoveries.  For the avoidance of doubt, you hereby assign to the Company all of your right, title and interest in and to same.  If any Discoveries, or any portion thereof, are copyrightable, it shall be a “work made for hire,” as such term has meaning in the copyright laws of the United States.

The previous paragraph shall not apply to any Discoveries (i) for which no equipment, supplies, facility or trade secret information of the Company, its affiliates or any customer of the Company was used and which was developed entirely on your own time, (ii) which does not relate to the business of the Company, its affiliates or to that of any customer of the Company and (iii) which does not result from any work performed for the Company, its affiliates or any customers of the Company.

You further agree that you will identify to the Company all Discoveries you develop during your employment with the Company.  Upon request by the Company, you will disclose any such Discoveries to the Company (by a full and clear description) for the purpose of determining the Company’s rights therein and will promptly execute and deliver all further instruments and documents, and take all further action, that may be necessary or desirable in order to vest title in such Discoveries in the Company.

11.	Enforcement

You agree that a violation of any covenant in Paragraphs 8, 9, or 10, or their subparagraphs, will cause immediate and irreparable injury to the Company that cannot be adequately remedied by monetary damages, and will entitle the Company to immediate injunctive relief and/or specific performance, without the necessity of posting bond or proving actual damages, as well as to all other legal or equitable remedies to which the Company may be entitled.

12.	Return of Company Property

You agree that on the Termination Date, or at such earlier time as the Company may request, you will immediately return to the Company all of the Company’s property in your possession or under your control, including, but not limited to, all data and information relating to the business of the Company and its affiliates, and that you will not retain any copies thereof.

13.	Notices

Any notice required in connection with this Agreement will be deemed adequately given only if in writing and personally delivered, or sent by first-class, registered or certified mail, or overnight courier.  Notice shall be deemed to have been given on the third day after deposit into the mail.  Notice shall be deemed to have been given on the second day after deposit with an overnight courier.  Notices may also be hand-delivered, in which case, notice is effective upon delivery.  Notices to Volt shall be addressed to 1065 Avenue of the Americas, 20th Floor, New York, NY 10018, Attn: Board of Directors.  Notices to you shall be addressed to your last known address on file with the Company.

14.	Entire Agreement, Choice of Law, and Exclusive Jurisdiction and Venue

This Agreement constitutes the entire understanding between the Company and you and supersedes all prior agreements concerning the terms and conditions of your employment.  Unless otherwise expressly stated herein, the terms of this Agreement may not be modified, altered, changed or amended except by an instrument in writing signed by a duly authorized representative of the Company and you.  No waiver by the Company or you of any breach by the other party of any condition or provision of this Agreement shall be deemed a waiver with respect to any similar or dissimilar condition or provision at any prior or subsequent time.  If any provision of this Agreement is held to be invalid or unenforceable, then the remaining provisions of this Agreement shall be deemed severable and remain in full force and effect.  If any of the covenants contained in Paragraphs 8 or 9 are held to be unreasonable in duration, geography or scope, then such terms shall be deemed modified to conform to such court or tribunal’s determination of reasonableness. The terms of this Agreement shall be governed and construed in accordance with the laws of the State of New York, except for such New York laws as would require application of the substantive laws of another jurisdiction.  You and the Company agree that any dispute, claim, or controversy arising out of, involving, affecting, or related to this Agreement, any breach of this Agreement, your employment with the Company, or the termination of your employment with the Company shall be brought only in the Supreme Court of the State of New York, New York County or the United States District Court for the Southern District of New York.  You irrevocably consent and submit to personal jurisdiction and venue in the Supreme Court of the State of New York, New York County or the United States District Court for the Southern District of New York; waive any and all objections to jurisdiction and venue in such courts; and waive any objection that such courts are an inconvenient forum.

15.	Successors and Assigns

You may not assign this Agreement.  The Company may assign this Agreement to an affiliate or a person or entity which is a successor in interest to substantially all of the business operations of the Company.

16.	Code Section 409A Omnibus Provision

Notwithstanding any other provision of this Agreement, it is intended that payments and benefits under this Agreement comply with Section 409A of the Code or with an exemption from the applicable Code Section 409A requirements and, accordingly, all provisions of this Agreement shall be construed in a manner consistent with the requirements for avoiding taxes and penalties under Section 409A of the Code.  For purposes of this Agreement, all rights to payments and benefits hereunder of deferred compensation subject to Section 409A of the Code shall be treated as rights to receive a series of separate payments and benefits to the fullest extent allowed by Section 409A of the Code.  For purposes of this Agreement, you will not be deemed to have had a termination of employment unless there has been a “separation from service” within the meaning of Section 409A of the Code.  Furthermore, neither the Company  nor any of its parents, subsidiaries, divisions, affiliates, directors, officers, predecessors, successors, employees, agents and attorneys shall be liable to you if any amount payable or provided hereunder is subject to any taxes, penalties or interest as a result of the application of Code Section 409A.

Notwithstanding any provision of this Agreement, if you are a “specified employee” (as defined in Section 409A of the Code and Treasury Regulations thereunder), then payment of any amount under this Agreement that is deferred compensation subject to Section 409A of the Code and the timing of which depends upon termination of employment shall be deferred for six (6) months after termination of your employment, as required by Section 409A(a)(2)(B)(i) of the Code (the “409A Deferral Period”).  In the event such payments are otherwise due to be made during the 409A Deferral Period, the payments that otherwise would have been made in the 409A Deferral Period shall be accumulated and paid in a lump sum on the first day of the seventh month following the Termination Date, and the balance of the payments shall be made as otherwise scheduled.

17.	Counterparts and Facsimile Execution

This Agreement may be executed and delivered (a) in one or more counterparts, each of which shall be deemed to be an original, but all of which together shall constitute one and the same instrument, and/or (b) by facsimile or PDF in which case (i) the instruments so executed and delivered shall be binding and effective for all purposes,  and (ii) the parties shall nevertheless exchange substitute hard copies of such facsimile or PDF instruments as soon thereafter as practicable (but the failure to do so shall not affect the validity of the instruments executed and delivered by facsimile or PDF).

Kindly indicate your acceptance of the terms of this Agreement by signing and returning it to the undersigned.

Sincerely,

Volt Information Sciences, Inc.

By:_/s/ Lloyd Frank, Member of the Compensation Committee________
     As authorized by the Compensation Committee

I have read, understand, accept and agree to the above terms and conditions governing my employment with the Company.

/s/ Ronald Kochman______	12/26/2012__________
Ronald Kochman	Date